DATED March 12, 2018
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.250% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	March 12, 2018
Settlement Date (Original Issue Date):
March 15, 2018, which is the third business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 1, 2024
Principal Amount:
$250,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on December 1, 2014 and the $125,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on March 5, 2015. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, 3.250% Notes Due 2024 will be $625,000,000.

Price to Public (Issue Price):	99.014%, plus accrued interest
Dealers’ Commission:	0.375% (37.5 basis points) of the principal amount
Accrued Interest	$2,347,222
All-in-price:	98.639%, plus accrued interest
Pricing Benchmark:	UST 2.625% Notes due August 28, 2024
UST Spot (Yield):	2.635%
Spread to Benchmark:	+ 78 basis points (0. 78%)
Yield to Maturity:	3.415%
Net Proceeds to Issuer:	$246,597,500, plus accrued interest
Coupon:	3.250%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of June and December of each year, ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.34%)
J.P. Morgan Securities LLC (23.33%)
SG Americas Securities, LLC (23.33%)
Co-Managers:	ANZ Securities, Inc. (2.00%)
BNP Paribas Securities Corp. (2.00%)
Commerz Markets LLC (2.00%)
Deutsche Bank Securities Inc. (2.00%)
HSBC Securities (USA) Inc. (2.00%)
ING Financial Markets LLC (2.00%)
Lloyds Securities Inc. (2.00%)
Loop Capital Markets LLC (2.00%)
KBC Securities USA LLC (2.00%)
Mizuho Securities USA LLC (2.00%)
RBC Capital Markets, LLC (2.00%)
Standard Chartered Bank (2.00%)
TD Securities (USA) LLC (2.00%)
U.S. Bancorp Investments, Inc. (2.00%)
Westpac Capital Markets, LLC (2.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	SG Americas Securities, LLC
CUSIP:	14912L6G1
Other Provisions:
Notice to European Economic Area Investors

This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors. Neither the Issuer nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or SG Americas Securities, LLC collect at (855) 881-2108.